Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN TOWER CORPORATION

American Tower Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

I.	That at a meeting of the Board of Directors of American Tower Corporation (the “Corporation”) on March 9, 2011 resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and recommending the stockholders approve the amendment. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the amendment to the Amended and Restated Certificate of Incorporation change the Article thereof numbered “EIGHTH” so that, as amended said Article EIGHTH shall be and read as follows:

“In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, and repeal the By-Laws. The By-Laws of the Corporation may be amended, altered, changed or repealed, and a provision or provisions inconsistent with the provisions of the By-Laws as they exist form time to time may be adopted, only by the majority of the entire Board of Directors or with the approval or consent of the holders of not less than a majority, determined in accordance with the provisions of the second paragraph of Section A of Article FOURTH, of the total number of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.”

II.	That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, on May 18, 2011, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

III.	That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 23rd day of May 2011.

By:	/s/ MICHAEL JOHN MCCORMACK
Title:	Vice President and Assistant Secretary
Name:	Michael John McCormack